Exhibit 23.2

Faegre Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
                Philadelphia, Pennsylvania 19103
+1 215 988 2700 main
+1 215 988 2757 fax
February 4, 2026
Royal Caribbean Cruises Ltd.
1050 Caribbean Way
Miami, FL 33132

    Re:    Applicability of Internal Revenue Code section 883
Dear Sirs and Mesdames:
        You have asked for our opinion on certain U.S. Federal tax matters relating to Royal Caribbean Cruises Ltd. (the “Company”) and its direct and indirect subsidiaries. For purposes of rendering our opinion, we have, when relevant facts were not independently established, relied upon information provided by representatives of the Company.
Certain Factual Assumptions
        In issuing our opinion, we have relied, without independent verification, upon representations and/or publicly available information that:
        (1) the Company and its direct and indirect wholly-owned subsidiaries that own, charter or operate a ship or ships that visit a U.S. port or ports consist of:
        (a) corporations formed under the laws of Liberia; and
        (b) limited liability companies formed under the laws of Liberia;
and each such subsidiary is owned directly by the Company or is owned through a chain of one or more wholly-owned corporations or limited liability companies formed, in each case, under the laws of Liberia;1
        (2) the common stock of the Company is the Company’s only outstanding class of stock;
        (3) all outstanding shares of common stock of the Company are listed for trading on the New York Stock Exchange (the “NYSE”), and Company shares are not traded on any non-U.S. securities market;
1 See Annex A hereto for a list of the Company and its subsidiaries that own or operate a ship or ships that visit a U.S. port or ports that has been provided by the Company. Our opinion addresses the U.S. Federal income tax treatment of only those entities.

Royal Caribbean Cruises Ltd.
February 4, 2026

        (4) trades of Company common stock are effected on the NYSE in other than de minimis quantities on at least 60 days during each year, and the aggregate number of such shares traded on the NYSE each year equals or exceeds 10% of the average number of shares of Company common stock outstanding during the year;
        (5) the NYSE is a national securities exchange that is registered under section 6 of the Securities Act of 1934;
        (6) more than 50% of the outstanding shares of Company common stock are (and will be for at least 183 days during the current year) owned by persons each of whom (a) owns less than 5% of such outstanding shares (treating as one person for this purpose any two or more persons who are related within the meaning of section 267(b) of the Internal Revenue Code of 1986, as amended (the “Code”))2 or (b) is an investment company registered under the Investment Company Act of 1940, as amended; and no such shares (or any shares of a subsidiary of the Company) are in bearer form;
        (7) the Company’s Articles of Incorporation precludes any person from acquiring more than 4.9% of the outstanding shares of Company’s common stock (treating as one person for this purpose any two or more persons who are related within the meaning of Code section 267(b)), except that this restriction does not apply to pre-existing 5% shareholders of the Company and to persons (or classes of persons) whom the Board of Directors, based on an Internal Revenue Service (“IRS”) ruling or opinion of tax counsel, determines will not adversely affect the Company’s exemption for international shipping income under Code section 883; and
        (8) the Company and each relevant subsidiary will comply with all applicable substantiation and reporting requirements set forth in Treasury Regulation §§1.883-1(c)(3), 1.883-2(e) and (f), and 1.883-4(d).
Discussion
        Under Code section 883, certain foreign corporations are exempt from U.S. Federal income tax and branch profits tax on income derived from or incidental to the international operation of a ship or ships, including income from the leasing of such ships. Thus, Code section 883(a) provides, in relevant part, that such international shipping income “shall not be included in gross income” of such a corporation and “shall be exempt from taxation under this subtitle” – which is the subtitle regarding income taxes.
        A foreign corporation will qualify for the benefits of section 883 if (1) the foreign country in which the foreign corporation is organized grants an equivalent exemption to corporations organized in the United States, and (2) (a) more than 50% of the value of the corporation’s capital stock is owned, directly or indirectly, by individuals who are residents of a foreign country or countries that grant such an equivalent exemption to corporations organized in
2 Code §267(b) describes a number of relationships between two or more persons, including members of the same family, a grantor and a fiduciary of a trust, a fiduciary and a beneficiary of a trust, and various other relationships between individuals and entities and between entities. Additional attribution rules applicable under Code §267(b) are set forth in Code §267(c).

Royal Caribbean Cruises Ltd.
February 4, 2026

the United States or (b) the stock of the corporation is “primarily and regularly traded on an established securities market” in the United States or another qualifying country.3 If the stock of a parent corporation meets the test of clause (2)(b), then any stock of a corporate subsidiary that is owned directly or indirectly by the parent corporation is treated for purposes of clause (2)(a) as if it were owned by individual residents of the country of incorporation of the parent corporation.4
        Each of the Company’s subsidiaries that owns or operates a ship or ship that visits a U.S. port or ports is either a Liberian corporation or a Liberian limited liability company. Each such single-member Liberian limited liability company is classified for U.S. Federal income tax purposes as a corporation or a disregarded entity (a “Disregarded Entity”).
        The Company and each direct and indirect wholly-owned Liberian corporate subsidiary that owns, charters or operates a ship or ships that generates U.S.-source international shipping income meets the requirements of clause (1) above assuming that Liberia is a country that grants an equivalent exemption for all relevant categories of international shipping income – as has been expressed in diplomatic notes exchanged between Liberia and the United States.5 The Company or a Liberian corporate subsidiary will be treated for U.S. Federal income tax purposes as the owner or operator of any ship owned or operated by the Disregarded Entities.
        With respect to the requirements of clause (2)(b) above, regulations and other guidance under Code section 883 set forth the tests applicable to determine whether a corporation’s shares of stock should be considered “primarily and regularly traded on an established securities market” in the United States or another qualifying country. One or more classes of stock of the corporation that, in the aggregate, represent more than 50% of the vote and value of the stock of the corporation must be listed on such a market and must meet the applicable tests for being “primarily and regularly traded” on such market.6
        The Company’s common shares are traded on an established securities market in the United States. The NYSE constitutes an established securities market for purposes of section 883 because it is a “national securities exchange that is registered under section 6 of the Securities Act of 1934.”7 The Company’s common stock is its only class of outstanding equity as a legal and Federal tax matter.
        The Company’s shares are considered “primarily” traded on an established securities market in the United States, because they are traded on the NYSE and, as we understand, are not traded on any securities market in any other country.8
3 Code §§883(a)(1), (c)(1), (c)(3)(A).
4 Code §883(c)(3)(B).
5 Rev. Rul. 2008-17, 2008-1 C.B. 626; see Exchange of Notes between Liberia Ministry of Foreign Affairs, dated Oct. 7, 1987, and U.S. Embassy, Monrovia, Liberia, dated Oct. 23, 1987, reprinted at 1988-1 C.B. 463; Exchange of Notes between Liberia Ministry of Foreign Affairs, dated Dec. 9, 2004, and U.S. Embassy, Monrovia, Liberia, dated June 4, 2005.
6 Treas. Reg. §1.883-2(d)(1)(i).
7 Treas. Reg. §1.883-2(b)(1)(ii).
8 Treas. Reg. §1.883-2(c).

Royal Caribbean Cruises Ltd.
February 4, 2026

        Stock will generally be considered “regularly traded” on a securities market if trades in more than de minimis quantities occur on the market on at least sixty days of the year, and the annual trading volume on the market equals or exceeds 10% of the outstanding shares.9 The Company’s shares meet this test with respect to the NYSE.
        If, for at least half the number of days in the year, 50% or more of a corporation’s outstanding shares are owned by 5% or greater shareholders other than registered investment companies (a “closely-held group”), the regulations under Code section 883 provide that the shares generally will fail to be treated as “regularly traded” unless the corporation can identify sufficient qualified direct or indirect shareholders within the closely-held group as to reduce to 50% or less the aggregate shares owned by the closely-held group that are not owned, directly or indirectly, by qualified shareholders.10 To demonstrate that the corporation is not closely-held for this purpose, a foreign corporation whose stock is traded on an established securities market in the United States may rely on current Schedule 13D and Schedule 13G filings with the Securities and Exchange Commission to identify its 5% shareholders, without having to make any independent investigation.11 Based on such SEC filings, less than 50% of the Company’s outstanding shares are (or have been) owned by 5% or greater shareholders, so the Company is not disqualified by reason of the closely-held exception. The restriction in the Company’s certificate of incorporation described in paragraph (7) of the factual assumptions is designed to ensure that this will continue to be the case.
        So long as the Company meets the requirements of clause (2)(b) above, then each corporate subsidiary in which the Company owns, directly or indirectly, more than 50% of the value of the stock, and that meets the requirements of clause (1) above, will be treated as meeting the requirements of clause (2)(a) above because that subsidiary will be deemed to be majority-owned by residents of Liberia, which is the country of incorporation of the Company.
        As noted above, section 883(a) provides that the international shipping income of a qualified foreign corporation “shall not be included in gross income” and “shall be exempt from taxation under this subtitle.” Section 883 is contained in subtitle A of the Code, which is entitled “INCOME TAXES” and encompasses Code sections 1 through 1563. Thus, the plain language of section 883 provides that no tax imposed by any of those sections should apply to international shipping income that is covered by section 883.
Conclusion
        Based upon, and subject to the factual representations and assumptions described above, and the legal authorities and limitations set forth below, we are of the opinion that under current law the income derived from a U.S. trade or business and/or from sources within the United States by the Company, and by its subsidiaries that own or operate a ship or ships, is excluded from gross income and exempt from taxation for U.S. Federal income tax purposes
9 Treas. Reg. §1.883-2(d)(1)(ii).
10 Treas. Reg. §1.883-2(d)(3).
11 Treas. Reg. §1.883-4(d)(3)(viii).

Royal Caribbean Cruises Ltd.
February 4, 2026

pursuant to Code section 883 to the extent derived from or incidental to the international operation of a ship or ships.
*        *        *        *        *
        This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court considering the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above, and any changes in such facts could require a reconsideration and modification of our opinion. We also express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations under it, and current administrative positions and other authorities. Those laws, regulations, administrative positions and other authorities are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in Federal tax laws and the interpretation thereof can have retroactive effect. We give no view as to the tax implications for any person or entity other than the Company and its subsidiaries. Notwithstanding that we practice in various states and other jurisdictions, our opinion is based solely on U.S. Federal income tax law.
        This opinion is being delivered to you in connection with your preparation of the Company’s report on Form 10-K for the year ended December 31, 2025, and may be relied upon only by you. We hereby consent to the filing of a copy of this opinion as an exhibit to the Form 10-K and to the reference to this opinion in the Form 10-K under the headings “Item 1. Business – Taxation of the Company – U.S. Income Taxation – Application of Section 883 of the Internal Revenue Code” and “Item 1A. Risk Factors – Compliance and Regulatory Risks – A change in our status under the United Kingdom Tonnage Tax, the U.S. Internal Revenue Code, or other jurisdictions may have adverse effects on our results of operations.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours, /s/ Faegre Drinker Biddle & Reath LLP FAEGRE DRINKER BIDDLE & REATH LLP

Royal Caribbean Cruises Ltd.
February 4, 2026

Annex A

Schedule of Ship Operating and Ship Owning Entities

(a)Liberian Corporations

Royal Caribbean Cruises Ltd.
Celebrity Cruises Inc.

(b)Liberian Limited Liability Companies

CCL Ships LLC
RCI Ships LLC
RCL Celebrity Ships LLC
RCL Ships LLC
Royal Caribbean Ships LLC
Silversea Cruises LLC
Silversea Finance Ships LLC
Silversea Ships LLC